Exhibit 10.2

MANAGEMENT AGREEMENT

by and among

Blackstone Digital Infrastructure Trust Inc.,

BXDC Operating Partnership LP,

and

BX REIT Advisors L.L.C.

THIS MANAGEMENT AGREEMENT, dated as of [•], 2026, is by and among Blackstone Digital Infrastructure Trust Inc., a Maryland corporation, BXDC Operating Partnership LP, a Delaware limited partnership, and BX REIT Advisors L.L.C., a Delaware limited liability company. Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H:

WHEREAS, the Company intends to qualify as a REIT for U.S. federal income tax purposes pursuant to Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all of its investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the direction, oversight and supervision of, the Board, all as provided herein; and

WHEREAS, the Manager is willing to undertake such duties and responsibilities, subject to the direction, oversight and supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions.

(a) The following terms shall have the meanings set forth in this Section 1(a):

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to a Person, any other Person that either directly or indirectly controls, is controlled by or is under common control with the first Person (it being understood that “control” (and derivations thereof) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise); provided that, for greater certainty, it is acknowledged and agreed that (i) Portfolio Entities and/or (ii) passive third-party co-investors investing on a fee-free basis shall not be deemed Affiliates of the Manager for purposes hereof.

“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Blackstone” means Blackstone Inc., a Delaware corporation, and its successors, together with its Affiliates, including the Manager and excluding the Company and Other Blackstone Accounts.

“Blackstone Designee” has the meaning set forth in Section 14(b) hereof.

“Board” means the board of directors of the Company, as of any particular time.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, its agents or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, in each case to the extent the Manager cannot assign this Agreement or delegate its duties hereunder to one or more of its Affiliates in accordance with the terms of this Agreement, (iii) the dissolution of the Manager, or (iv) a determination that the Manager has committed fraud against the Company, has misappropriated or embezzled funds of the Company, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

“Claim” has the meaning set forth in Section 8(c) hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” means Blackstone Digital Infrastructure Trust Inc., a Maryland corporation, and, where the context requires, its subsidiaries, including the Operating Partnership, and/or Affiliates.

“Company Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Conduct Policies” means, collectively, the Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and other compliance and/or governance policies and procedures required to be adopted by the Company under the Exchange Act, the Securities Act or the listing rules of the NYSE (or any other securities exchange on which Common Stock or other securities of the Company are listed), if any.

“Confidential Information” has the meaning set forth in Section 5 hereof.

“Daily VWAP” means, for any applicable trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BXDC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Effective Date” means [•], 2026, the date of the completion of the IPO.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Form ADV” means the Form ADV filed by the Manager with the SEC on March 30, 2026.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“Governing Agreements” means, with regard to any entity, the charter, articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or, in the case of any entity, any similar governing documents, and, in each case as amended.

“Incentive Fee” has the meaning set forth in Section 6(a) hereof.

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Agreements and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines of the Company as may be amended, restated, modified, supplemented or waived from time to time.

“IPO” means the Company’s initial public offering of Common Stock.

“IPO Price” has the meaning set forth in Section 6(a) hereof.

“Licensed Name” has the meaning set forth in Section 15(a) hereof.

“Licensed Name Owner” has the meaning set forth in Section 15(b) hereof.

“Licensee” means, individually and together, the Company and the Operating Partnership in their capacities as licensees of the Licensed Name.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Fee” has the meaning set forth in Section 6(a) hereof.

“Manager” means BX REIT Advisors L.L.C., a Delaware limited liability company.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.

“Market Capitalization” has the meaning set forth in Section 6(a) hereof.

“Non-Paired Partnership Units” means common units of limited partnership interest in the Operating Partnership held by any Person other than the Company.

“NYSE” means the New York Stock Exchange.

“Operating Partnership” means BXDC Operating Partnership LP, a Delaware limited partnership.

“Organizational and Offering Expenses” has the meaning set forth in Section 7(c) hereof.

“Other Blackstone Accounts” means, collectively, investment funds, REITs, vehicles, accounts, products and/or other similar arrangements sponsored, advised, and/or managed by Blackstone or its Affiliates, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, surge funds, over-flow funds, co-investment vehicles and other entities formed in connection with Blackstone or its Affiliates side-by-side or additional general partner investments with respect thereto).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of [●], 2026, by and among the Company, as the general partner, Keystone REIT GP LLC, a Delaware limited liability company, as the initial limited partner, and any limited partner that is admitted from time to time to the Operating Partnership, as amended from time to time.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Portfolio Entity” means, individually and collectively, any entity in which the Company, Blackstone or any Other Blackstone Account (as the context requires) owns, directly or indirectly, an equity interest or debt interest, including, as the context requires, portfolio companies, holding companies, special purpose vehicles and other entities through which investments are held, including the issuers or borrowers thereof.

“Reference Period” has the meaning set forth in Section 6(a) hereof.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“REIT” means a “real estate investment trust” as defined under the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Term” has the meaning set forth in Section 10(a) hereof.

“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Management Fee, and (ii) the average annual Incentive Fee, in each case earned by the Manager during the 24-month period ending on the last day of the calendar quarter prior to the calendar quarter in which the applicable termination of this Agreement becomes effective.

“Total Number of Directors” means the total number of directors comprising the Board.

“Treasury Regulations” means the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

“Total Shareholder Return” has the meaning set forth in Section 6(a) hereof.

(b) As used herein, accounting terms relating to the Company not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a) The Company and the Operating Partnership hereby appoint the Manager to serve as their investment adviser on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment. Except as otherwise provided in this Agreement, the Manager hereby agrees to use commercially reasonable efforts to perform the duties set forth herein; provided that the Company reimburses the Manager for costs and expenses in accordance with Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties or responsibilities of, or services to be provided by, the Manager as set forth herein to be undertaken or provided by third parties, which may include Portfolio Entities.

(b) The Manager at all times shall be subject to the direction, oversight and supervision of the Board and shall have only such functions and authority as the Board may delegate to it, including, without limitation, managing investments, day-to-day operations and other business and affairs of the Company in accordance with the Company’s Investment Guidelines, policies, objectives and applicable limitations. The Company, the Operating Partnership and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of the Investment Guidelines. The parties hereto further acknowledge and agree that (i) the Independent Directors shall review and approve the Investment Guidelines, including any material updates thereto, on a periodic basis (and no less than annually), and (ii) the Investment Guidelines may not be amended, restated, modified, supplemented or waived without the approval of a majority of the Board (which must include a majority of the Independent Directors).

(c) Subject to the terms and conditions set forth in this Agreement and the Investment Guidelines and to the direction, oversight and supervision of the Board, and in accordance with the Governing Agreements of the Company and the Operating Partnership and the Conduct Policies, the Manager shall have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for implementing the investment strategy of the Company. The parties hereto acknowledge and agree that, notwithstanding the Board’s powers of direction, oversight and supervision described herein, the Board shall not be required or expected to review or separately approve each proposed investment contemplated by this Agreement. The Manager shall perform (or shall cause to be performed by other service providers, which may include Portfolio Entities) all appropriate services and activities relating to the business and affairs of the Company, which may include, without limitation:

(i) advising the Company with respect to all aspects of the Company’s investments, financing activities and operations, including establishing and periodically reviewing the Company’s Investment Guidelines, policies, objectives and applicable limitations;

(ii) sourcing, evaluating and monitoring the Company’s investment opportunities and effectuating the acquisition, management, financing and disposition of the Company’s assets;

(iii) with respect to prospective acquisitions, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(iv) providing the Company with portfolio management and other related services;

(v) serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, (2) advising the Company with respect to obtaining appropriate financing for its investments and (3) negotiating and entering into, on the Company’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities, in each case consistent with maintaining the Company’s qualification as a REIT and with the Investment Guidelines;

(vi) engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including, without limitation, investment banking, securities brokerage, mortgage brokerage, loan servicing, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, administrative services, construction, special servicing, leasing, development, property oversight and other property management services, services related to group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, loan servicing, property, title and/or other types of insurance, management consulting and other similar operational matters, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s business activities, including its investments (or potential investments), and operations;

(vii) coordinating and managing operations of any corporation, partnership, joint venture or other entity through which the Company’s investments are made, operated or financed or in which such entity invests, operates or obtains financing, and conducting all matters with any such entity;

(viii) administering the day-to-day operations and performing and supervising the performance of such other administrative and other functions necessary to the management of the Company and its day-to-day operations as determined by the Manager, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such functions;

(ix) communicating on the Company’s behalf with the holders (or potential holders) of debt or equity securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to develop and maintain effective relations with such holders (or potential holders);

(x) advising the Company in connection with policy decisions to be made by the Board;

(xi) engaging one or more subadvisors with respect to the management of the Company, including, where appropriate, Affiliates of the Manager;

(xii) advising the Company regarding the maintenance of the Company’s qualification as a REIT, monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using reasonable best efforts to cause the Company to qualify for taxation as a REIT;

(xiii) advising the Company regarding the maintenance of the Company’s exclusion from regulation as an investment company under the Investment Company Act, on monitoring compliance with the requirements for maintaining such exclusion and using reasonable best efforts to cause the Company to maintain such exclusion from regulation as an investment company under the Investment Company Act;

(xiv) reporting to the Board regarding the Company’s activities and services performed for the Company by the Manager and its Affiliates;

(xv) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board;

(xvi) investing and reinvesting any money market instruments, cash or other cash equivalents and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners);

(xvii) advising the Company as to the Company’s capital structure, capital-raising activities and related strategies;

(xviii) causing the Company to retain a qualified independent public accounting firm, legal counsel and other professional service providers, as applicable and appropriate, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct periodic compliance reviews with respect thereto;

(xix) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses and permits;

(xx) assisting the Company in complying with all federal, state, local and foreign legal and regulatory rules and requirements (including contractual requirements) applicable to the Company (including but not limited to rules and requirements under or related to the Exchange Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities Act, the Sarbanes-Oxley Act of 2002 and the listing rules of the NYSE) in connection with the Company’s business activities and operations (including but not limited to the IPO and any other public or private and debt or equity securities offerings, financial reporting and investment activities), including but not limited to preparing or causing to be prepared( all financial statements required under applicable regulations and contractual requirements and all reports and documents, if any, required by any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any exchange on which the Company’s securities may be listed;

(xxi) assisting the Company in taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for all information required to the extent relevant to the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s activities (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board;

(xxiv) using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any applicable budgeted parameters or expense guidelines;

(xxv) advising the Company with respect to and structuring long-term financing vehicles for the Company’s assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxvi) arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business; and

(xxvii) performing, or causing to be performed, such other services from time to time in connection with the management of the business and affairs of the Company, including its investment activities, as the Board shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.

(d) For the period and on the terms and conditions set forth in this Agreement, the Company, on behalf of itself and each of its subsidiaries (including the Operating Partnership), hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation on behalf of itself and each of its subsidiaries (including the Operating Partnership) as the Manager, in its sole discretion, deems necessary or appropriate in connection with the performance of services rendered hereunder. This power of attorney is deemed to be coupled with an interest. In performing or causing to be performed such services, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, in each case subject to the terms and conditions of this Agreement and the Investment Guidelines and in accordance with the Governing Agreements of the Company:

(i) to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any investment in a public or private sale or any other transaction structure;

(ii) to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments and enter into agreements in connection therewith, including, without limitation, repurchase agreements, master repurchase agreements, International Swap Dealer Association swaps, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii) to purchase, take and hold investments subject to mortgages or other liens or similar obligations;

(iv) to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any investment, irrespective of by whom the same were made;

(v) to foreclose, to reduce the rate of interest on, and to negotiate, execute and/or consent to the modification and extension of the maturity or the modification or waiver of other terms of any investments, or to accept a deed in lieu of foreclosure;

(vi) to join in a voluntary partition of any investment;

(vii) to cause to be demolished any structures related to any real estate investment;

(viii) to cause renovations and capital improvements to be made related to any real estate investment;

(ix) to abandon any real estate investment deemed to be worthless or otherwise of insignificant value to, or subject to liability of, the Company;

(x) to enter into joint ventures or otherwise establish and/or participate in any other investment vehicles and take any and all actions deemed desirable and appropriate by the Manager in order to make, manage, finance and dispose of related investments;

(xi) to cause any investment to be leased, operated, developed, constructed, exploited or otherwise managed;

(xii) to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in or related to relevant geographic area or transaction;

(xiii) to cause any property to be maintained in good state of repair and upkeep, and to pay any required or appropriate taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(xiv) subject to and in accordance with Section 2(e), to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(xv) subject to and in accordance with Section 2(e), to designate and engage all professionals, consultants and other service providers (including, without limitation, accountants, legal counsel and engineers) to perform services (directly or indirectly) on behalf of the Company; and

(xvi) to take any and all other actions as are necessary or appropriate in connection with the Company’s investments and the Company’s other business and affairs.

The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(e) The Manager may retain, for and on the Company’s behalf and at the Company’s expense, such persons and firms to provide such services (including those referred to in Section 7(b) hereof) as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include, for the avoidance of doubt, Portfolio Entities or Affiliates of the Manager; provided, that any such service may be provided by such Portfolio Entities or Affiliates only to the extent such service is on terms and conditions no less favorable to the Company than could be obtained from unaffiliated third parties. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

(f) Unless approved by the Board, the Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in material compliance with the Investment Guidelines, (ii) would materially and adversely affect the qualification of the Company as a REIT under the Code or the Company’s exclusion from regulation under the Investment Company Act, or (iii) would materially violate the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the Company’s securities may be listed or that would otherwise not be permitted by the applicable Governing Agreements. In seeking Board approval for an action described in the preceding clauses (i) or (ii), or if the Manager is ordered to take any of the actions described in the preceding sentence by the Board, the Manager shall notify the Board if it is the Manager’s judgment that such action would not materially comply with the Investment Guidelines, materially and adversely affect such qualification or exclusion or materially violate any such law, rule or regulation, Conduct Policy or Governing Agreement, as applicable. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, the stockholders or partners of the Company or its subsidiaries for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.

(g) The Board, in the name of and on behalf of the Company, agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to make any filing required to be made under the Securities Act, the Exchange Act, the NYSE listing rules, the Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including any obligations to deliver financial statements and any other information or reports with respect to the Company.

(h) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, (i) reports and other information on the Company’s operations and (ii) other information relating to any proposed or consummated investment as may be reasonably requested by the Board.

(i) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all periodic reports and financial statements with respect to the Company reasonably required to be provided to the Board in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, including but not limited to the SEC, and shall prepare, or cause to be prepared, at the sole cost and expense of the Company, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s financial statements by a nationally recognized independent accounting firm.

(j) The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance, asset performance and compliance with the Investment Guidelines, and, if applicable, any policies approved by the Board.

(k) Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its subsidiaries (including the Operating Partnership), to the extent permitted by their respective Governing Agreements and in accordance with any resolution duly adopted by the Board. When executing documents or otherwise acting in any of the foregoing capacities for the Company or any of its subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager shall provide the Company with a management team, including a Chief Executive Officer, Chief Financial Officer and other officers, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such amount of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company.

(l) The Manager shall provide, or, at the sole cost and expense of the Company, cause to be provided, such internal audit, compliance and control services as may be required for the Company to comply with applicable laws (including the Securities Act and the Exchange Act) and regulations (including SEC regulations), the rules and requirements of the NYSE and as otherwise reasonably requested by the Board from time to time.

(m) The Manager agrees to be bound by the Conduct Policies to the extent applicable to the Manager, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates (including Blackstone) who are involved in the business and affairs of the Company, to be bound by the Conduct Policies to the extent applicable to such Persons.

Section 3. Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a) Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, including members of the Company’s investment committee, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company (or such other Person or entity pursues similar returns as the Company but has a different investment strategy or objective), including, without limitation, the sponsoring, closing and/or managing of any Other Blackstone Accounts that employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines, (ii) in any way bind or restrict the officers, directors, members, managers or employees of the Manager or its Affiliates from buying, selling or trading any securities or commodities or making personal investments for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, members, managers or employees may be acting (subject, in each case, to restrictions and reporting requirements as may be required by law and Blackstone policies, or otherwise determined from time to time by the Manager), (iii) prevent the Manager or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the sole benefit of the Manager (and/or its Affiliates, officers, director or employees). While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company (including the Investment Guidelines), such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, Other Blackstone Accounts and their investors, as described more fully in Section 3(c)).

(b) The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) the Manager and its Affiliates sponsor, advise and/or manage one or more Other Blackstone Accounts and may in the future sponsor, advise and/or manage additional Other Blackstone Accounts (including as described in the Form ADV), and (ii) to the extent an investment is determined by Blackstone to satisfy the investment objectives of the Company and one or more of such Other Blackstone Accounts, Blackstone (and the particular investment professionals overseeing allocation with respect to the Company and such Other Blackstone Accounts) shall determine the relative allocation of such opportunity among the Company and such Other Blackstone Accounts on a fair and reasonable basis in their sole discretion and in accordance with Blackstone’s prevailing policies and procedures with respect to conflicts resolution among Other Blackstone Accounts generally; provided that, for 24 months following the Effective Date, the Company shall have priority over Other Blackstone Accounts with respect to acquisitions of all yield-oriented, stabilized, long-duration turnkey data center equity investments sourced by the Manager and its Affiliates.

(c) In connection with the services of the Manager hereunder, the Company and the Board acknowledge and/or agree that (i) as part of Blackstone’s regular businesses, personnel of the Manager and its Affiliates, including the Company’s investment committee, may from time to time work on other projects, serve on other committees (including boards of directors), source potential investments or otherwise assist the investment programs of Other Blackstone Accounts and their Portfolio Entities, including other investment programs to be developed in the future, and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other Blackstone Accounts and/or the Manager and such other Affiliates, (ii) there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to one or more Other Blackstone Accounts (in lieu of the Company) in accordance with Blackstone’s prevailing policies and procedures with respect to conflicts resolution among Other Blackstone Accounts generally, (iii) Other Blackstone Accounts may invest, from time to time, in investments in which the Company may also invest (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Blackstone Account in an equity or mezzanine interest with respect to the same Portfolio Entity in which the Company owns a debt interest or vice versa) or in a different tranche of debt or equity with respect to an issuer in which the Company has an interest), and while the Manager shall take such actions as it determines in good faith may be necessary or appropriate to mitigate any such conflicts of interest in a fair and reasonable manner in accordance with Blackstone’s prevailing policies and procedures with respect to conflicts resolution among Other Blackstone Accounts generally, such transactions shall not be required to be presented to the Board for approval (unless otherwise required by the Investment Guidelines), and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) the Manager and its Affiliates may from time to time receive fees from Portfolio Entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees, and advisory or asset management fees, including with respect to Other Blackstone Accounts and related Portfolio Entities, and while such fees may give rise to conflicts of interest, the Company shall not receive the benefit of any such fees, and (v) the terms and conditions of the Governing Agreements of Other Blackstone Accounts (including with respect to the economic, reporting, and other rights afforded to investors in Other Blackstone Accounts) are materially different from the terms and conditions applicable to the Company and its stockholders, and neither the Company nor any of its stockholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in Other Blackstone Accounts as a result of an investment in the Company or otherwise.

(d) The Manager is not permitted to consummate, on the Company’s behalf, any transaction that involves (i) the sale of any investment to, or (ii) the acquisition of any investment from, Blackstone, any Other Blackstone Account, any controlled Portfolio Entity, or any of their respective Affiliates, as determined by the Manager in its good faith discretion, unless such transaction is approved by a majority of the Independent Directors as being on terms and conditions no less favorable to the Company than could be obtained from unaffiliated third parties. Additionally, the Manager may present other matters to the Independent Directors for review and approval, including with respect to matters required by Section 206(3) of the Advisers Act and certain other situations involving actual and material conflicts of interest, in each case as determined by the Manager in its good faith discretion.

(e) In the event of a termination of this Agreement by the Company pursuant to Section 10(b)(i) hereof, for two (2) years after such termination of this Agreement, the Company (including any replacement manager) shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two-year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company, including, without limitation, injunctive relief.

(f) The Manager shall, together with the Independent Directors, periodically review Blackstone’s prevailing policies and procedures with respect to conflicts resolution among Other Blackstone Accounts generally and respond to reasonable questions regarding such policies and procedures as it relates to services under this Agreement. The Manager shall promptly provide the Independent Directors with a description of any material amendments, updates and revisions to such policies and procedures and shall keep the Independent Directors reasonably informed with respect to transactions involving the Company and Blackstone or its Affiliates (including the Manager).

Section 4. Bank Accounts.

The Manager may establish and maintain one or more bank accounts in the name of the Company or any of its subsidiaries (including the Operating Partnership) and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or any of its subsidiaries (including the Operating Partnership) consistent with the Manager’s authority under this Agreement; provided that no funds shall be commingled with the funds of the Manager, and the Manager shall from time to time render to the Board, its audit committee and/or the auditors of the Company, upon request by the Board, its audit committee or the auditors of the Company, as applicable, appropriate accountings of such collections and payments.

Section 5. Records; Confidentiality.

The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company at any time during normal business hours upon advance written notice. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing). The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (collectively, “Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives or advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company (including, if required by law, any filings made by Blackstone as a result of its status as a public company) or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, (vi) to existing or prospective investors in Other Blackstone Accounts and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and nonuse, or (vii) otherwise with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager shall provide the Company with written notice within a reasonable period of time of such order, request or demand so that the Company may seek, at the Company’s sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded to such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (1) is available to the public from a source other than the Manager, (2) is released by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under a similar obligation of confidentiality to the Company, or (3) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6. Compensation.

(a) For the services rendered under this Agreement, the Operating Partnership shall pay the Management Fee and the Incentive Fee to the Manager. The Manager shall not receive any compensation for any period prior to the Effective Date, provided that the foregoing shall not limit Manager’s right to reimbursement for Organizational and Offering Expenses as described in Section 7(c).

For purposes of this Agreement:

(i) “Incentive Fee” means the incentive fee calculated and payable quarterly in arrears in cash equal to 0.25% per annum of Market Capitalization for each calendar quarter with respect to which (a) Total Shareholder Return is 8.0% or higher for the applicable Reference Period and (b) the Daily VWAP of Common Stock for the 90-day period prior to the last trading day of such calendar quarter exceeds the public offering price per share in the IPO (the “IPO Price”). For any calendar quarter with respect to which either or both of the conditions in the foregoing clause (a) or (b) is not satisfied, no Incentive Fee shall be payable. The Incentive Fee shall be pro rated for partial periods, to the extent necessary, as provided in Section 6(d) hereof;

(ii) “Management Fee” means the management fee measured and payable quarterly in arrears in cash equal to:

(A)	1.00% per annum of Market Capitalization (up to a total Market Capitalization of $25 billion); plus

(B)	0.90% per annum of the excess, if any, of Market Capitalization over $25 billion (up to a total Market Capitalization of $50 billion); plus

(C)	0.80% per annum of the excess, if any, of Market Capitalization over $50 billion (up to a total Market Capitalization of $75 billion); plus

(D)	0.70% per annum of the excess, if any, of Market Capitalization over $75 billion,

in each case measured as of the last trading day of the applicable calendar quarter. The Management Fee shall be pro rated for partial periods, to the extent necessary, as provided in Section 6(c) hereof;

(iii) “Market Capitalization” means, for any calendar quarter, the average of the Daily VWAP of Common Stock on each trading day during such calendar quarter multiplied by the weighted average number of shares of Common Stock outstanding during such calendar quarter; provided that, to the extent any Non-Paired Partnership Units are outstanding on any trading day during such calendar quarter, then, for purposes of calculating Market Capitalization, the number of shares of Common Stock outstanding on such trading day shall be adjusted to include the number of shares of Common Stock issuable upon exchange of such Non-Paired Partnership Units in accordance with Section 15.1 of the Partnership Agreement;

(iv) “Reference Period” means, for any calendar quarter (i) prior to the first anniversary of the Effective Date, the period beginning on the Effective Date and ending on the last day of the applicable calendar quarter, and (ii) following the first anniversary of the Effective Date, the 12-month period ending on the last day of the applicable calendar quarter; and

(v) “Total Shareholder Return” means, for any calendar quarter, (i) the sum of (a) the increase in the trading price per share of Common Stock over the Reference Period, plus (b) the total of all cash and in-kind dividends declared on one share of Common Stock for which the ex-dividend date falls within the Reference Period, divided by (ii) the trading price per share of Common Stock on the first day of the Reference Period.

For purposes of calculating the Total Shareholder Return, the term “trading price” in the preceding sentence on a given date shall mean the Daily VWAP for the 90-day period prior to such date; provided that, prior to the first anniversary of the Effective Date, (x) the term “trading price” with respect to the first day of the first Reference Period shall mean the IPO Price, and (y) Total Shareholder Return shall be calculated on an annualized basis for purposes of determining any Incentive Fee payable to the Manager.

For purposes of calculating the Incentive Fee, Total Shareholder Return will be rounded to the nearest 0.01%, and the IPO Price and Total Shareholder Return will be appropriately adjusted to reflect any stock splits, reverse stock splits, stock dividends and any similar transactions or events occurring during the applicable period.

(b) The parties hereto acknowledge that the Management Fee is intended in part to compensate the Manager and its Affiliates for the costs and expenses they will incur hereunder and pursuant to any subadvisory agreement hereto, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement. Any fees paid by the Manager under any subadvisory agreement hereto shall not constitute an expense reimbursable by the Company under this Agreement or otherwise.

(c) Beginning on the six-month anniversary of the Effective Date, the Management Fee shall be payable quarterly in arrears in cash. If applicable, the initial installment of the Management Fee shall be pro-rated based on the number of days between such six-month anniversary and the last day of the applicable calendar quarter, and the final installment of the Management Fee shall be pro-rated based on the number of days between the first day of the applicable calendar quarter and the last day this Agreement is effective (the “Termination Date”).

(d) Beginning on the six-month anniversary of the Effective Date, the Incentive Fee shall be payable quarterly in arrears in cash. If applicable, the initial installment of the Incentive Fee shall be pro-rated based on the number of days between such six-month anniversary and the last day of the applicable calendar quarter, and the final installment of the Incentive Fee shall be calculated as though the final Reference Period ended on the Termination Date and pro-rated based on the number of days between the first day of the calendar quarter in which the Termination Date occurs and the Termination Date itself.

(e) The Manager shall calculate each installment of the Management Fee and the Incentive Fee within thirty (30) days after the end of the calendar quarter with respect to which such installment is payable, and the Operating Partnership shall promptly pay the same to the Manager. Such calculations shall be provided to the audit committee of the Board no later than the next quarterly meeting.

Section 7. Expenses of the Company.

(a) Subject to Section 2(e) and Section 7(b), the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers or employees of the Manager or any of its Affiliates), including, without limitation, salaries, bonuses and other wages, payroll taxes, costs of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (collectively, “Manager Expenses”).

(b) In addition to the compensation paid to the Manager pursuant to Section 6 hereof, the Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for costs and expenses incurred by the Manager and its Affiliates on behalf of the Company, other than Manager Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Manager Expenses and shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:

(i) Organizational and Offering Expenses in accordance with Section 7(c);

(ii) fees, costs and expenses in connection with or incidental to the acquisition, negotiation, structuring, trading, settling, disposition and financing of actual or potential investments of the Company (whether or not consummated), including brokerage commissions, hedging costs, forfeited deposits, appraisal, reporting, audit, legal and other similar fees, and any other amounts actually incurred in connection with or incidental to pursuing, making, holding, settling, monitoring and/or disposing of actual or potential investments;

(iii) the actual cost of goods and services used by the Company, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid;

(iv) fees, costs and expenses of legal, tax, accounting, consulting, auditing (including the Company’s internal audit function), finance, administrative, investment banking, capital markets, transfer agency, escrow agency, custody, prime brokerage, asset management, property management, data or technology services and other non-investment advisory and other similar services rendered to the Company, whether by a third party, a Portfolio Entity or an Affiliate of the Manager;

(v) expenses of managing and operating the Company’s properties and other investments;

(vi) the compensation and expenses of the Company’s directors (excluding compensation of those directors who are directors, officers or employees of the Manager or one or more of its Affiliates) and the cost of liability insurance to indemnify the Company’s directors and officers;

(vii) interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any credit facilities, other financing arrangements, other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs), or any securities offerings;

(viii) expenses incurred in connection with communications to holders of the securities of the Company and other work necessary to develop and maintain relations with holders of such securities and comply with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC and investor materials, and the costs payable by the Company to any transfer agent and registrar;

(ix) expenses incurred in connection with the listing and/or trading of the Company’s securities on any exchange, fees payable by the Company to any such exchange in connection with the listing of securities of the Company, and costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders and any other reports or related statements;

(x) the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Manager, technology service providers and related software/hardware utilized in connection with the Company’s investment and operational activities;

(xi) the Company’s allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;

(xii) expenses relating to compliance-related matters and regulatory filings relating to the Company’s activities, including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, and any other reports, disclosures, and/or other regulatory filings of the Manager and its Affiliates relating to the Company’s activities (including the Company’s pro rata share of the costs of the Manager and its Affiliates of regulatory expenses that relate to the Company and Other Blackstone Accounts);

(xiii) the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment, the establishment and maintenance of any of the Company’s securitizations or other financings, any of the Company’s securities offerings and the development and maintenance of effective relations with holders (or potential holders) of debt or equity securities of the Company;

(xiv) the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the Company’s affairs;

(xv) all taxes and license and/or permit fees;

(xvi) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(xvii) expenses of managing, improving, developing, operating and selling the Company’s investments and all other costs and expenses relating to the Company’s business and investment operations;

(xviii) expenses in connection with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the securities of the Company, including, without limitation, in connection with any dividend reinvestment plan;

(xix) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director, partner, member or officer of the Company in his or her capacity as such for which the Company is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency;

(xx) expenses incurred in connection with the formation, organization and continuation of any corporation, partnership, joint venture or other entity through which the Company’s investments are made, operated or financed or in which any such entity invests, operates or obtains financing;

(xxi) expenses incurred related to industry association memberships or attending industry conferences on the Company’s behalf; and

(xxii) all other expenses actually incurred by the Manager (except as otherwise described above) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(c) The Manager hereby agrees to advance, on the Company’s behalf, all of the costs and expenses incurred by the Company through the first anniversary of the Effective Date associated with the Company’s organization, the IPO and any other offering of securities by the Company, including, without limitation, legal, accounting, printing, mailing, processing and filing fees and expenses, due diligence expenses of participating underwriters supported by detailed and itemized invoices, costs in connection with preparing investor materials (including costs related to any “road show” or “testing-the-waters” presentation), design and website expenses, costs and expenses related or incidental to the registration and listing of the Company’s Common Stock (including transfer agent, registrar and stock exchange costs and expenses), reimbursements for customary travel, lodging, entertainment and meals and all other similar organizational and offering costs and expenses (collectively, “Organizational and Offering Expenses”). As of the Effective Date, the Company shall be obligated to reimburse the Manager for all such advanced Organizational and Offering Expenses ratably on a quarterly basis over the 20 quarters following the quarter in which the first anniversary of the Effective Date occurs. For the avoidance of doubt, no underwriting discounts or commissions payable in connection with the IPO or any other offering of securities by the Company will be considered Organizational and Offering Expenses.

(d) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(e) Any reimbursement payments owed by the Company to the Manager may be offset by the Manager against amounts due to the Company from the Manager. Cost and expense reimbursements to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company’s financial statements.

(f) The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility; Indemnification

(a) The Manager assumes no responsibility under this Agreement other than to render the services contemplated hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. To the fullest extent permitted by law, the Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, shall not be liable to the Company, any of its subsidiaries, the Board, the Company’s stockholders, or any subsidiary of the Company’s stockholders or partners for any acts or omissions by the Manager or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager shall not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process.

(b) The Manager shall, to the fullest extent permitted by law, indemnify and hold harmless the Company, each of its subsidiaries, the directors, officers, employees, stockholders and partners of the Company and each of its subsidiaries, as applicable, and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section 8 unless the failure to provide such notice results in material prejudice to the indemnifying party. Subject to any applicable insurance policy’s terms and conditions, upon receipt of such notice of a Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of a Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party; provided that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(d) Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to Portfolio Entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or the Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or the Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or the Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or the Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or the Manager (as applicable) to such Indemnified Party) to the Company or the Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or the Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or the Manager (as applicable) may be limited to the Company’s or the Manager’s (as applicable) allocable share thereof if so determined by the Company or the Manager (as applicable) in good faith. Notwithstanding anything to the contrary in this Section 8 and for greater certainty it is understood and/or agreed that, to the extent that an Indemnified Party is also entitled to be indemnified by one or more Portfolio Entities, it is intended that (i) such Portfolio Entities shall be the indemnitors of first resort, (ii) the Company’s or the Manager’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from such entity and from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company or the Manager in respect of such Claims, and (iii) if the Company or the Manager pays or causes to be paid any amounts that should have been paid by such Portfolio Entity or under such insurance policies, then (x) the Company or the Manager (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Company or the Manager (as applicable) all of the Indemnified Party’s rights to indemnification from or with respect to such entity’s indemnification.

(e) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10. Term; Renewal; Termination.

(a) Term and Renewal. This Agreement shall become effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, for an initial term ending on the first anniversary of the Effective Date, on which date, and on each subsequent anniversary of the Effective Date, this Agreement shall be deemed renewed automatically for an additional one-year term (each of the initial term or any automatic renewal term, a “Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b)(i) or Section 10(c)(i), respectively, or this Agreement is otherwise terminated.

(b) Termination by the Company.

(i) Notwithstanding any other provision of this Agreement to the contrary, no later than one hundred eighty (180) days prior to the expiration of any Term, the Company, upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors that the Manager’s long-term performance has been materially detrimental to the Company and its subsidiaries, taken as a whole, may, by providing written notice to the Manager, elect not to renew and thereby terminate this Agreement effective on the last day of such Term. In the event of a termination pursuant to this Section 10(b)(i), the Company shall pay the Manager the Termination Fee on or prior to the date such termination becomes effective.

(ii) Additionally, the Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Cause Event. For the avoidance of doubt, the Company may terminate this Agreement pursuant to this Section 10(b)(ii) even after delivering a notice pursuant to Section 10(b)(i), in which case no Termination Fee shall be payable.

(iii) The parties hereto acknowledge and agree that the Independent Directors shall review the Manager’s performance on a periodic basis (and no less than annually), including in connection with each prospective renewal of this Agreement.

(c) Termination by the Manager.

(i) Notwithstanding any other provision of this Agreement to the contrary, no later than one hundred eighty (180) days prior to the expiration of any Term, the Manager may, by delivering a written notice to the Company, elect not to renew and thereby terminate this Agreement, and this Agreement shall terminate effective on the last day of such Term. The Company shall not be required to pay to the Manager any Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(c)(i).

(ii) Additionally, the Manager may terminate this Agreement effective upon sixty (60) days’ prior written notice to the Company in the event that the Company defaults in the performance or observance of any material term, condition or covenant contained in this Agreement and such default continues for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company shall be required to pay to the Manager the Termination Fee before or on the date such termination becomes effective if the Manager terminates this Agreement pursuant to this Section 10(c)(ii).

(iii) The Manager may also terminate this Agreement if the Company or the Operating Partnership becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company or the Operating Partnership shall not be required to pay any Termination Fee.

(d) Except as set forth in this Section 10, a termination of this Agreement upon an election not to renew pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(e) The Manager shall use commercially reasonable efforts to cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.

(a) Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the approval of the Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager and (ii) delegate to one or more of its Affiliates, including subadvisors where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s approval under applicable law (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b) Assignments by the Company or Operating Partnership. This Agreement shall not be assigned by the Company or Operating Partnership without the prior written consent of the Manager, except in the case of assignment by the Company or the Operating Partnership to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company or the Operating Partnership, as applicable, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company and the Operating Partnership are bound under this Agreement.

Section 12. Action Upon Termination.

(a) From and after the effective date of termination of this Agreement pursuant to Section 10 or Section 11 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 10(c)(ii) hereof or not renewed pursuant to Section 10(b)(i) hereof, the Termination Fee. Upon any such termination, the Manager shall forthwith:

(i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(ii) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company; and

(iii) deliver to the Board all property and documents of the Company then in the custody of the Manager; provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

Section 13. Release of Money or Other Property Upon Written Request.

The Manager agrees that any money or other property of the Company (which such term, for the avoidance of doubt, shall be deemed, for the purposes of this Section 13, to include the Operating Partnership and any and all of the Company’s other subsidiaries) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 13. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 13. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.

Section 14. Board Rights.

(a) Following the Effective Date, and for so long as this Agreement remains in effect, the Manager shall have the right, but not the obligation, to designate, and the individuals nominated for election as directors by or at the direction of the Board or a duly-authorized committee thereof shall include, up to three (3) Blackstone Designees.

(b) If at any time the Manager has designated fewer than the total number of individuals that the Manager is entitled to designate pursuant to Section 14(a), the Manager shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Manager shall actually designate pursuant to this Section 14 and who is thereafter elected and qualifies to serve as a director shall be referred to herein as a “Blackstone Designee.”

(c) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Blackstone Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by, a new designee of the Manager, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(d) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 14 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Blackstone Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Blackstone Designee (or a new designee of the Manager) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors (subject to the terms of this Agreement and the Governing Agreements of the Company).

(e) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable law or the Governing Agreements of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (subject to the rights of any class or series of preferred stock of the Company) or to remove a Blackstone Designee from the Board shall require the prior written consent of the Manager.

Section 15. License.

(a) Subject to the terms and conditions herein, the Manager, on behalf of the Licensed Name Owner, hereby grants to Licensee, and Licensee hereby accepts from the Manager, a fully paid-up, royalty-free, non-exclusive, non-transferable, worldwide license to use “Blackstone” (the “Licensed Name”) during the term of this Agreement, solely (i) in connection with the conduct of Licensee’s business and (ii) as part of the trademark, corporate name or trade name “Blackstone Digital Infrastructure Trust”, “Blackstone Digital Infrastructure Trust Inc.” or “BXDC”. Licensee shall have no right to use the Licensed Name standing alone or to use any modification, stylization or derivative of the Licensed Name without prior written consent of the Manager in its sole discretion. All rights not expressly granted to Licensee pursuant to this Section 15 shall remain the exclusive property of the Licensed Name Owner. Nothing in this Section 15 shall preclude the Manager, its Affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with Licensee’s business in any manner.

(b) Licensee acknowledges and agrees that, as between the parties hereto, an Affiliate of the Manager (the “Licensed Name Owner”) is the sole owner of all right, title and interest in and to the Licensed Name. Licensee agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Licensed Name Owner’s ownership of or right, title or interest in, the Licensed Name (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 15 or involving any third party. The parties hereto intend that any and all goodwill in the Licensed Name arising from Licensee’s or any applicable sublicensee’s use of the Licensed Name shall inure solely to the benefit of the Manager. Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights to the Licensed Name, Licensee hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Licensed Name Owner together with all goodwill associated therewith. The Licensed Name Owner shall be a third-party beneficiary of this Section 15.

(c) Licensee shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of Licensee, and then only with the prior written consent of the Manager or the Licensed Name Owner; provided that (i) no such subsidiary shall use the Licensed Name as part of a name other than the Licensee’s name without the prior written consent of the Manager or the Licensed Name Owner in its sole discretion and (ii) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Manager or the Licensed Name Owner gives notice of such termination. Licensee shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by Licensee. Neither Licensee nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Name without the prior written consent of the Manager or the Licensed Name Owner in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d) In order to preserve the inherent value of the Licensed Name, Licensee agrees to use reasonable efforts to ensure that it maintains the quality of Licensee’s business and the operation thereof equal to the standards prevailing in the operation of the Manager’s and Licensee’s businesses as of the date of this Agreement. Licensee further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by the Manager and communicated to Licensee from time to time in writing, or as may be agreed to by the Manager and Licensee from time to time in writing. Licensee shall notify the Manager promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Name. The Manager and its affiliates shall have the sole right to bring any action to remedy the foregoing, and Licensee shall cooperate with the Manager in same, at the Manager’s expense.

(e) Upon expiration or termination of this Agreement, all rights and license granted to the Licensee under this Section 15 with respect to the Licensed Name shall cease, and the Licensee shall immediately discontinue use of the Licensed Name.

Section 16. Miscellaneous.

(a) Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Manager and for which the Company has received access instructions by electronic mail, when posted:

The Company or the Operating Partnership:	Blackstone Digital Infrastructure Trust Inc. 345 Park Avenue New York, New York 10154 Attention: Chief Financial Officer

with a required copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Edgar J. Lewandowski Email: elewandowski@stblaw.com

The Manager:	BX REIT Advisors L.L.C. c/o Blackstone Inc. 345 Park Avenue New York, New York 10154 Attention: Chief Compliance Officer

with a required copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Edgar J. Lewandowski Email: elewandowski@stblaw.com

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

BLACKSTONE DIGITAL INFRASTRUCTURE TRUST INC.

By:
Name:
Title:

BXDC OPERATING PARTNERSHIP LP

By:	BXDC REIT Inc., as general partner

By:
Name:
Title:

BX REIT ADVISORS L.L.C.

By:
Name:
Title:

[Signature Page – Management Agreement]